Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Pixelworks, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-121274, 333-89394, 333-62000, 333-41720 and 333-41722) and Form S-3 (Nos. 333-118100, 333-67838 and 333-100548) of Pixelworks, Inc. of our reports dated March 15, 2005, relating to the consolidated balance sheets of Pixelworks, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Pixelworks, Inc.

Our report dated March 15, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Pixelworks, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified a material weakness in internal control over financial reporting which resulted from the inadequate design of internal control related to management’s review of the Company’s accounting for income taxes and related disclosures.

/s/ KPMG LLP

Portland, Oregon
March 15, 2005